Exhibit 99.1

A.P. Pharma Receives Notice Related to Nasdaq
Minimum Closing Bid Price Rule

REDWOOD CITY, Calif. – May 20, 2010 -- A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that, on May 18, 2010, the Company received a letter from The Nasdaq Stock Market (Nasdaq) indicating that the minimum closing bid price of its common stock had fallen below $1.00 for 30 consecutive trading days, and therefore, A.P. Pharma was not in compliance with Marketplace Rule 5550(a)(2). The Company has been provided 180 calendar days, or until November 15, 2010, to regain compliance with the minimum bid price requirement.  This notice does not impact the Company’s listing on Nasdaq at this time.

A.P. Pharma can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day compliance period.

If A.P. Pharma does not regain compliance within the initial 180-day period, but otherwise meets the listing standards for The Nasdaq Capital Market, Nasdaq will notify the Company that it has an additional 180 days to regain compliance. If A.P. Pharma is not eligible for an additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that its securities are subject to delisting. At such time, A.P. Pharma may appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of chemotherapy-induced nausea and vomiting (CINV). A.P. Pharma received a Complete Response Letter on the APF530 NDA in March 2010 and is in the process of preparing a resubmission responsive to the deficiencies listed in the Complete Response Letter.  The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. Further work on these programs has been deferred while the Company focuses on obtaining regulatory approval for APF530. For further information, visit the Company's web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts
Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine, President
209-814-9564